Exhibit 99.1

Dorian LPG Ltd. Announces Delivery of the Caravelle and sale of the Grendon

STAMFORD, Conn., Feb. 25, 2016 /PRNewswire/ -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern Very Large Gas Carriers ("VLGCs"), reported today that it took delivery of the ECO VLGC Caravelle from Hyundai Samho Heavy Industries.  The Caravelle is Dorian LPG's 19th and final scheduled newbuilding delivery. The Caravelle will trade in the Helios LPG Pool.

In addition, Dorian LPG announced that it recently completed the sale of the Grendon, its 5,000 cubic meter pressurized gas carrier, to unrelated Asian interests.

CEO and Chairman John Hadjipateras commented, “With the delivery of the Caravelle and the sale of the Grendon,  our fleet is comprised solely of VLGCs and firmly positions us as a leading operator of modern Eco VLGCs focused on providing safe, reliable and trouble-free transportation.”

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Including the newly-delivered  Caravelle, Dorian LPG currently owns and operates 22 modern VLGCs. Dorian LPG has offices in Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

For further information:

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com